Exhibit 23.2

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Valuation Analyst Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2014, with respect to the financial statements for the year ended December 31, 2013 of Orbital Tracking Corp. formerly Silver Horn Mining Ltd. contained in the Registration Statement Amendment No. 2 and Prospectus contained therein of Orbital Tracking Corp. formerly Silver Horn Mining Ltd., on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement Amendment No. 1 and Prospectus contained therein, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL August 5, 2015

D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507